Exhibit 5.1

Allegiant Travel Company
1201 North Town Center Drive
Las Vegas, Nevada 89144

May 13, 2026

Board of Directors
Allegiant Travel Company
1201 North Town Center Drive
Las Vegas, Nevada 89144

RE: Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, I have examined the Registration Statement on Form S-8 (the “Registration Statement”) filed by Allegiant Travel Company, a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 874,302 additional shares (the “Shares”) of Common Stock, $0.001 par value per share, of the Company issuable in connection with the SCA Acquisitions Holdings, LLC Amended and Restated Incentive Equity Plan, dated as of July 1, 2019 (the “2019 Plan”) and the Sun Country Airlines Holdings, Inc. 2021 Omnibus Incentive Plan, as amended (the “2021 Plan,” and together with the 2019 Plan, the “Plans”).

As your counsel, and in connection with the preparation of the Registration Statement, I have examined the originals or copies of the Company’s Articles of Incorporation and By-laws (as amended to date), such other documents and corporate records relating to the authorization and issuance of the Shares as I deemed relevant or necessary for the opinion herein expressed. In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. I have also assumed that the Shares will remain reserved for issuance under the Plans until actually issued thereunder.

Upon the basis of the foregoing, it is my opinion that the Shares, when issued in accordance with the Plans, will be validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement pursuant to Item 601(b)(5) of Regulation S-K under the Securities Act and I further consent to the use of my name in the “Legal Matters” section of the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is based on the facts in existence and the laws in effect on the date hereof and is limited to the Federal securities laws and the laws of the State of Nevada currently in effect.

The opinions expressed herein are matters of professional judgment and are not a guarantee of result. This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered as of the date hereof, and I disclaim any undertaking to advise you of changes in law or fact which may affect the continued correctness of this opinion as of a later date.

Very truly yours,

/s/ Robert Goldberg
Robert Goldberg
Senior Vice President and Senior Counsel